Exhibit 10.11

AGREEMENT

March 22, 2005

EMPLOYMENT AGREEMENT (“Agreement”) made as of this date between Datameg Corp., a New York corporation (the “Company”), and Kanti Purohit (“Consultant”).

WHEREAS, Consultant possesses knowledge and skills that can be beneficial to Company; and

WHEREAS, the President of the Company (the “President”) recognizes that the Consultant’s contribution to the growth and success of the Company can be substantial

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1. Employment Period. The Company agrees to employ Consultant on the terms and conditions set forth herein, for the period commencing March 22, 2005 and ending on March 22, 2006.

2. Position and Duties. Consultant agrees to perform the functions and duties as reasonably prescribed from time to time by the President. The Consultant agrees to devote his time and efforts to the business and affairs of the Company and the promotion of its interests and perform all duties and services on behalf of the Company necessary to carry out such functions.

3. Compensation. Consultant and Company agree to a retainer of $5,000.00, to be paid to Consultant on or before April 15, 2005. Consultant will draw down on that amount at an hourly rate of $100 per hour. Consultant will submit detailed billing information to Company on a monthly basis. Consultant will notify, in writing, Company whenever the retainer balance drops below $1,000.00; after receiving written notice, Company will pay a further retainer of $5,000.00 within 10 days of such notice. If termination of Consultant, as defined in Section 5 below, takes place or if Consultant resigns or otherwise ends his relationship with the Company for any reason whatever, Consultant agrees to return any unused retainer monies to the Company.

4. Expenses. Consultant will be reimbursed for any employment-related expenses incurred by him during the course of the employment period.

5. Termination. Consultant’s employment and association with the Company may be terminated at any time for cause or for any reason whatever. Company and Consultant agree that this Agreement constitutes an “at will” agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year written above.

Datameg Corp.

By:

/s/ Kanti Purohit	By:	/s/ Andrew Benson
Kanti Purohit, Consultant	Andrew Benson, President